Exhibit 99.1

Medizone Announces Completion of Financing

Kalamazoo, Michigan, January 31, 2018.  Medizone International, Inc. (OTCQB:MZEI) or Medizone, manufacturer of the AsepticSure® system, today announced that it raised $250,000 of net proceeds from the completion of a financing transaction, which included the issuance of a $285,000 convertible note and the creation of a $10 million equity line of credit, with specialized investment funds L2 Capital LLC and SBI Investments LLC 2014-1, which is managed by New York-based Sea Otter Global Ventures, LLC (collectively, the “Funds”).  Medizone’s ability to access the equity line of credit is contingent on the effectiveness of a Registration Statement on Form S-1 covering the resale by the Funds of shares put to them.   Medizone intends to file the Registration Statement within the next few weeks.
Commenting on the financing, David A. Dodd, Chief Executive Officer of Medizone, stated, “This financing gives us much needed liquidity as we embark on the commercialization and market development of the AsepticSure® system. I would like to thank L2 and SBI for their flexibility and their accommodation of our need for a speedy closing.”
About Medizone International, Inc.
Medizone International, Inc. is focused on commercializing the AsepticSure® System, a superior disinfectant technology compared to conventional systems or practices. The company developed the AsepticSure® System to combine oxidative compounds (O3 and H202) to produce a unique mixture of free radicals (H2O3 known as trioxidane) with much higher oxidative potential than ozone or hydrogen peroxide alone. After securing broad IP protection for the use of trioxidane for both healthcare and non-healthcare facility disinfecting systems and bioterrorism applications, Medizone released its AsepticSure® System for use in Canada, and several other global markets.
Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including the risk that government and international agencies and organizations may not adopt our system, global economic conditions generally, government regulation, manufacturing and marketing risks, adverse publicity risks, risks associated with our entry into the U.S. and other markets, expansion and operations. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.
For press information on Medizone International, please contact:
John Pentony, Investor and Media Relations
Medizone International, Inc.
T: 01 269-202-5020
E: j.pentony@medizoneint.com
For more information, visit:
http://www.medizoneint.com
Email: operations@medizoneint.com